Exhibit 10.1

Date of Notification: December 8, 2021

Notice to Employee: This is a legal document. You are advised to consult with an attorney prior to signing this agreement.

SEPARATION AGREEMENT & RELEASE

This is an Agreement between GENWORTH FINANCIAL, INC. and its affiliates (collectively, the “Company”) and WARD BOBITZ (the “Employee”).

WHEREAS the Employee’s employment with the Company will end on June 30, 2022,

WHEREAS the payments and other consideration provided to the Employee under this Agreement are inclusive of all compensation, severance pay and other benefits to which the Employee is or may be entitled, and

WHEREAS the Company and the Employee intend the terms and conditions of this Agreement to govern all issues related to the Employee’s employment and the cessation of Employee’s employment with the Company.

NOW, THEREFORE, in consideration of the covenants and mutual promises herein contained, the Company and the Employee agree as follows:

1. Termination Date; Timing of Acceptance. The Employee’s employment will be terminated on June 30, 2022 (the “Termination Date”). The Employee shall continue to be employed on active payroll and be paid the Employee’s current salary at the Company’s regular bi-weekly pay intervals until the Termination Date. The Employee may be required to come to work until the Termination Date, at the Company’s discretion. If the Employee does not execute this Agreement and return it to the Company electronically, or via fax, e-mail, or hand delivery no later than December 29, 2021 or via U.S. mail with a postmark no later than December 29, 2021, the offer contained in this Agreement shall be revoked and no longer capable of acceptance by the Employee. If the Employee accepts another position with the Company prior to the Termination Date, the offer contained in this Agreement shall be revoked and no longer capable of acceptance by the Employee. Additionally, if the Employee voluntarily resigns from Employee’s position before the Termination Date, the offer contained in this Agreement shall be revoked and no longer capable of acceptance by the Employee. This Agreement should be returned electronically according to the instructions provided by the Company or mailed to: 6620 W. Broad St, Building 1, Attention: Ryan Gorman, Richmond, VA 23230. It may be e-mailed to ryan.gorman@genworth.com.

2. Employee Representations. The Employee hereby represents and acknowledges to the Company that (a) the Company has advised the Employee to consult with an attorney of his or her choosing; (b) the Employee has had at least twenty-one (21) days to consider any waiver of his or her rights under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”) prior to signing this Agreement; (c) Employee agrees with the Company that changes to this agreement, if any, whether material or immaterial, will not restart the running of this consideration period; (d) the

Employee has disclosed to the Company any information in his or her knowledge, possession, custody, or control concerning any conduct involving the Company or its affiliates that the Employee has any reason to believe involves any false claims to the United States or is or may be unlawful or violates Company Policy in any respect; (e) the consideration provided to the Employee under this Agreement is sufficient to support the releases provided by the Employee under this Agreement and is in addition to anything of value to which he or she was already entitled; and (f) the Employee has not filed any charges, claims or lawsuits against the Company involving any aspect of the Employee’s employment which have not been terminated as of the Effective Date of this Agreement. The Employee understands that the Company regards the representations made by him or her as material, and that the Company is relying on these representations in entering into this Agreement.

3. Effective Date of the Agreement. The Employee shall have seven days from the date the Employee signs this Agreement to revoke the Employee’s consent to the waiver of the Employee’s rights under the ADEA in writing addressed and delivered to the Company official identified below which action shall revoke this Agreement. In order to be valid, any written notice of revocation must be faxed, e-mailed, hand-delivered, or postmarked no later than the seventh (7th) calendar day after the date the Employee signs this Agreement. If the Employee revokes this Agreement, all of its provisions shall be void and unenforceable. If the Employee does not revoke consent, the Agreement will take effect on the day after the end of this revocation period (the “Effective Date”). Notice of revocation should be sent to: 6620 W. Broad Street, Building 1, Attention: Ryan Gorman, Richmond, VA 23230. Such notice may be e-mailed to Ryan.Gorman@genworth.com.

4. Severance Pay. Pursuant to Employee’s status as a Tier II participant in the Genworth Financial, Inc. 2015 Key Employee Severance Plan, as amended (the “Plan,” incorporated herein by reference) Employee shall receive a one-time, lump sum payment of 1.0 times Employee’s current annual base salary and 1.0 times Employee’s annual bonus, together totaling $1,150,000, less applicable deductions and withholdings, within sixty (60) days of the Termination Date.

5. Benefits. Within sixty (60) days of the Termination Date, Employee will receive a one-time, lump sum payment of $35,049.86, which is equivalent to the monthly Consolidated Omnibus Budget Reconciliation Act (“COBRA”) rate to continue receiving group medical, dental, vision and/or prescription drug plan benefits sponsored by the Company and maintained by the Employee for twelve (12) months, less applicable deductions and withholdings and less a 2% administrative fee. Until the Termination Date the Employee’s participation in the Company benefit plans (e.g., medical, life insurance, officer benefits) will be in accordance with the provisions of the various Company benefit plans for an active employee. If eligible, Employee have the option to continue COBRA coverage by electing coverage during their specified enrollment period and Employee will be responsible for paying any COBRA premium directly to the COBRA administrator.

6. Variable Incentive Compensation Payment. The Employee will be eligible to receive Employee’s Variable Incentive Compensation (“VIC”) payment for performance year 2022, at Company’s sole discretion according to the Company’s VIC policies, procedures and payment schedules. The Employee will be eligible to receive a pro-rated VIC payment at target for performance year 2022, (current target for a full year of performance is $575,000), less applicable deductions and withholdings, payable no later than March 15, 2023.

7. Equity and other Long-Term Incentives. Subject to Section 10 of the Plan and Section 25, infra:

(a) stock options, stock appreciation rights (SARs), restricted stock units (RSUs) and other stock and cash awards with time-based vesting restrictions granted under the Omnibus Plans and held by Employee as of the Termination Date, if any, shall become immediately vested as of the Termination Date, but only with respect to the number of awards that otherwise would have become vested on the award’s next regularly scheduled vesting date based on continued employment; such stock options and SARs shall expire on the earlier of (i) the one-year anniversary of the Termination Date, or (ii) their regular termination date; provided, however, that if Employee dies before the earlier of such dates, then the stock options and SARs that are vested and unexercised as of the Termination Date shall not expire until twenty-four (24) months after the date of the Participant’s death; and

(b) performance-based stock and cash awards granted under the Omnibus Plans and held by Employee as of the date of Employee’s Termination Date, if any, shall remain outstanding and shall be earned, if at all, based on actual performance through the end of the performance period, prorated to the nearest half-month to reflect the portion of the performance period that had elapsed prior to the Termination Date, payable on the regular payment date for such awards.

8. Retirement Benefits. Any benefit to which Employee would otherwise be entitled, under any funded or unfunded nonqualified pension, retirement or deferred compensation plan maintained by the Company in which the Employee participated as of the Termination Date shall immediately vest on the Termination Date, with payment to be made at such time(s) and in accordance with the terms of such plan(s).

9. Outplacement Assistance. The Company will pay directly to a nationally recognized outplacement firm acceptable to the Company for executive level outplacement services to be provided to the Employee until the sooner of twelve (12) months from the Termination Date or the date upon which the Employee accepts full time employment with another employer. Outplacement services must be initiated by the Employee within 60 days of the Termination Date.

10. Change in Control. In the event that a Change of Control, as defined in the Amended and Restated 2014 Change of Control Plan, as amended (the “CiC Plan” incorporated hereto by reference), occurs prior to the Termination Date, Employee may elect to receive the payments and benefits under the CiC Plan in lieu the payments and benefits provided for in this Agreement. Notwithstanding anything in this Agreement to the contrary, if Employee elects to receive benefits under the CiC Plan pursuant to this Section: (i) Employee must notify the Executive Vice President of Human Resources or her successor, in writing, no later than the Termination Date or thirty (30) days following the Change in Control, whichever is earlier, of Employee’s intent to elect the CiC Plan benefits, (ii) Employee agrees that any amounts paid to Employee under this Agreement as of the date of such election shall be repaid by Employee or offset from any amounts paid under the CiC Plan,

(iii) Employee agrees to fully comply with the terms and conditions of the CiC Plan including, inter alia, the requirement to timely execute a release as provided in Section 7 of the CiC Plan; and (iv) this Agreement shall be null and void upon the effective date of such release executed pursuant to the CiC Plan. In no event shall Employee be entitled to the terms and benefits of this Agreement in addition to the terms and benefits in the CiC Plan.

11. Proprietary Information and Inventions Agreement and Confidential Information. The Proprietary Information and Inventions Agreement will remain in effect in accordance with its terms. The Employee’s obligations regarding confidential information and confidentiality are set forth in the Plan and the Proprietary Information and Inventions Agreement.

12. Non-Solicitation. Unless waived in writing by Executive Vice President of Human Resources of the Company (or her successor), during and for a period of 24 months following the Termination Date (the “Restricted Period”), Employee will not, directly or through another person or entity, solicit or induce any employee or independent contractor for the Company, in each case with whom Employee has had Material Contact, to terminate their employment or relationship with the Company. The Employee further agrees that during the Restricted Period, Employee will not, directly or through another person or entity, (i) solicit any Customer with whom Employee had Material Contact for the purposes of providing Competitive Services to such Customer or (ii) induce or attempt to induce any Customer with whom Employee had Material Contact to terminate or reduce that Customer’s business or relationship with the Company. “Competitive Services” means the business of providing long-term care insurance or mortgage insurance, and products and services related to same. “Material Contact” means direct contact or the supervision of efforts of those who have direct contact, in each case at any time during the 12 months preceding the cessation of Employee’s employment with the Company.

13. Release of Claims. The Employee and his or her heirs, assigns, and agents, release, waive, and discharge the Company and Released Parties as defined below from each and every claim, action or right of any sort, known or unknown, arising on or before the Effective Date; the parties acknowledge and agree that the decision to terminate Employee’s employment was made prior to the Effective Date.

(a)

The foregoing release includes, but is not limited to, any claim of discrimination on the basis of race, sex, pregnancy, religion, marital status, sexual orientation, national origin, handicap or disability, age, veteran status, special disabled veteran status, or citizenship status or any other category protected by law; any other claim based on a statutory prohibition or requirement; any claim arising out of or related to an express or implied employment contract, any other contract affecting terms and conditions of employment, or a covenant of good faith and fair dealing; any tort claims, any personal gain with respect to any claim arising under the qui tam provisions of the False Claims Act, 31 U.S.C. 3730 and any claims to attorney fees or expenses.

(b)

The Employee represents that Employee understands the foregoing release, that rights and claims under the Age Discrimination in Employment Act of 1967, as amended, are among the rights and claims against the Company Employee is releasing, and that Employee understands that Employee is not releasing any rights or claims arising after the Effective Date.

(c)

The Employee further agrees never to sue the Company or cause the Company to be sued regarding any matter within the scope of the above release. If the Employee violates this release by suing the Company or causing the Company to be sued, the Employee agrees to pay all costs and expenses of defending against the suit incurred by the Company, including reasonable attorneys’ fees except to the extent that paying such costs and expenses is prohibited by law or would result in the invalidation of the foregoing release.

(d)

Released Parties are the Company, all current and former parents, subsidiaries, related companies, partnerships or joint ventures, and, with respect to each of them, their predecessors and successors; and, with respect to each such entity, all of its past, present, and future employees, officers, directors, stockholders, owners, representatives, assigns, attorneys, agents, insurers, employee benefit programs (and the trustees, administrators, fiduciaries and insurers of such programs), and any other person acting by, through, under or in concert with any of the persons or entities listed in this paragraph, and their successors.

(e)

Provided, however, that Employee shall not be prevented from bringing or making any claim, report, or disclosure to the Equal Employment Opportunity Commission, Securities and Exchange Commission, Occupational Safety and Health Administration or any other government agency to whom disclosures are protected by law, in each case to the extent the right to bring such claims, reports, or disclosures are protected by law; notwithstanding the foregoing, however, Employee agrees to waive the right to receive monetary recovery directly from Company, including Company payments that result from any complaints or charges that Employee files with any governmental agency, or that are filed on Employee’s behalf.

14. Bring Down Release. As a further condition to the payments and benefits herein, Employee agrees, within twenty-one (21) days following the Termination Date, to execute and not revoke a release of claims in the form attached hereto as Exhibit A.

15. Breach by Employee. The Company’s obligations to the Employee after the Effective Date are contingent on the Employee’s obligations under this Agreement. Any material breach of this Agreement by the Employee will result in the immediate cancellation of the Company’s obligations under this Agreement and of any benefits that have been granted to the Employee by the terms of this Agreement except to the extent that such cancellation is prohibited by law or would result in the invalidation of the foregoing release.

16. Employee Availability. The Employee agrees to make himself or herself reasonably available to the Company to respond to requests by the Company for information pertaining to or relating to the Company and/or the Company’s affiliates, subsidiaries, agents, officers, directors or employees that may be within the knowledge of the Employee. The Employee will cooperate fully with the Company in connection with any and all existing or future litigation or investigations brought by or against the Company or any of its affiliates, agents, officers, directors or employees, whether administrative, civil or criminal in nature, in which and to the extent the Company deems the Employee’s cooperation necessary. The Company will reimburse the Employee for reasonable out-of pocket expenses incurred as a result of such cooperation. Nothing herein shall prevent the Employee from communicating with or participating in any government investigation.

17. Non-Disparagement. The Employee agrees, subject to any obligations Employee may have under applicable law that he or she will not make or cause to be made any statements that disparage, are inimical to, or damage the reputation of the Company or any of its affiliates, subsidiaries, agents, officers, directors or employees (it being understood that nothing in this section shall restrict the Employee in any way from making any truthful statement to any government agency or official). In the event such a communication is made to anyone, including but not limited to the media, public interest groups and publishing companies, it will be considered a material breach of the terms of this Agreement and the Employee will be required to reimburse the Company for any and all compensation and benefits (other than those already vested) paid under the terms of this Agreement and all commitments to make additional payments to the Employee will be null and void.

18. Future Employment. The Company is not obligated to offer employment to the Employee (or to accept services or the performance of work from the Employee directly or indirectly) now or in the future.

19. Severability of Provisions. In the event that any provision in this Agreement is determined to be legally invalid or unenforceable by any court of competent jurisdiction, and cannot be modified to be enforceable, the affected provision shall be stricken from the Agreement, and the remaining terms of the Agreement and its enforceability shall remain unaffected.

20. Return of Company Property. The Employee agrees that as of the Termination Date, Employee will have returned to the Company any and all remaining Company property or equipment in Employee’s possession, including but not limited to: any computer, handheld electronic device, and credit card assigned to him. The Employee agrees that as of the Effective Date Employee will have no outstanding balance on his or her corporate credit card for which appropriate T&L accounting has not been submitted.

21. Waiver of Participation in Certain Employee Benefits Plans. The Employee will not be entitled to receive any severance pay or other layoff benefits under the Genworth Financial, Inc. Layoff Payment Plan (the “Plan”). The Employee hereby knowingly and voluntarily waives any rights to participate in or continue to participate in the Plan, which is incorporated herein by reference. After receiving a copy of this waiver, the Employee agrees that he or she has had ample and reasonable opportunity to carefully review and consider this waiver of benefits under the Plan. The Employee agrees that no person has pressured him or her or used duress to affect his or her decision. The Employee’s execution of this wavier is entirely voluntary.

22. Entire Agreement. This Agreement sets forth the entire agreement and understanding between the parties hereto and may be changed only with the written consent of both parties and only if both parties make express reference to this Agreement. The parties have not relied on any oral statements that are not included in this Agreement. This Agreement supersedes all prior agreements and understandings concerning the subject matter of this Agreement. Any modifications to this Agreement must be in writing and signed by Employee and an authorized employee or agent of the Company.

23. Dispute Resolution. Any disagreement between the Employee and the Company concerning anything covered by this Agreement or concerning other terms and conditions of the Employee’s employment or the termination of the Employee’s employment will be settled by final and binding arbitration pursuant to the Company’s Resolve program. The Conditions of Employment document previously executed by the Employee and the Resolve Guidelines are incorporated herein by reference as if set forth in full in this Agreement. The decision of the arbitrator will be final and binding on both the Employee and the Company and may be enforced in a court of appropriate jurisdiction.

24. Applicable Law. This Agreement shall be construed, interpreted and applied in accordance with the law of the Commonwealth of Virginia.

25. Code Section 409A. This Agreement, to the extent it provides for payments to or on behalf of the Employee that are subject to Code section 409A, is intended to comply with Code section 409A and all applicable regulations and other generally applicable guidance issued thereunder. The Company reserves the right to modify or amend this Agreement in its discretion with or without the consent of the Employee to the extent necessary for the Agreement to comply with Code section 409A. In the event that the terms of the Agreement or any payments under the Agreement violate Code section 409A, the Employee shall be solely liable for payment of any taxes, including excise taxes, interest and penalties associated therewith.

I acknowledge that I understand the above agreement includes the release of all claims. I understand that I am waiving unknown claims and I am doing so intentionally.

WARD BOBITZ		GENWORTH FINANCIAL, INC.

By:	/s/ Ward Bobitz	By:	/s/ Pamela Harrison

Date:	December 21, 2021	Date:	December 21, 2021

Exhibit A

Bring Down Release of Claims Agreement

ISSUE DATE: JUNE 30, 2022

This Bring Down Release Agreement (“Agreement”) between Genworth Financial, Inc. and its affiliates (collectively, the “Company”) and Ward Bobitz (the “Employee”) is hereby incorporated and made part of the Separation Agreement & Release between the Company and Employee dated on or about December 21, 2021 (the “Separation Agreement,” hereby incorporated by reference).

WHEREAS the Employee’s employment ended on or about June 30, 2022, and

WHEREAS the Employee entered into the Separation Agreement which provides, inter alia, that Employee be presented with this Agreement on or about Employee’s Termination Date as a condition to the payments and benefits under the Separation Agreement, and to bring down the release of claims through the Termination Date, and

WHEREAS the payments and other consideration provided to the Employee under this Agreement and the Separation Agreement are inclusive of all compensation, severance pay and other benefits to which the Employee is or may be entitled, and

WHEREAS the Company and the Employee intend the terms and conditions of this Agreement and the Separation Agreement to govern all issues related to the Employee’s employment and the cessation of Employee’s employment with the Company.

NOW, THEREFORE, in consideration of the covenants and mutual promises contained herein contained and in the Separation Agreement, the Company and the Employee agree as follows:

1. Employee Representations. The Employee hereby represents and acknowledges to the Company that (a) the Company has advised the Employee to consult with an attorney of his or her choosing; (b) the Employee has had at least twenty-one (21) days to consider any waiver of his or her rights under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”) prior to signing this Agreement; (c) Employee agrees with the Company that changes to this Agreement, if any, whether material or immaterial, will not restart the running of this consideration period; (d) the Employee has disclosed to the Company any information in his or her knowledge, possession, custody, or control concerning any conduct involving the Company or its affiliates that the Employee has any reason to believe involves any false claims to the United States or is or may be unlawful or violates Company Policy in any respect; (e) the consideration provided to the Employee under this Agreement is sufficient to support the releases provided by the Employee under this Agreement and is in addition to anything of value to which he or she was already entitled; and (f) the Employee has not filed any charges, claims or lawsuits against the Company involving any aspect of the Employee’s employment which have not been terminated as of the Effective Date of this Agreement. The Employee understands that the Company regards the representations made by him or her as material, and that the Company is relying on these representations in entering into this Agreement.

2. Effective Date of the Agreement. The Employee shall have seven days from the date the Employee signs this Agreement to revoke the Employee’s consent to the waiver of the Employee’s rights under the ADEA in writing addressed and delivered to the Company official identified below which action shall revoke this Agreement. In order to be valid, any written notice of revocation must be faxed, e-mailed, hand-delivered, or postmarked no later than the seventh (7th) calendar day after the date the Employee signs this Agreement. If the Employee revokes this Agreement, all of its provisions shall be void and unenforceable. If the Employee does not revoke consent, the Agreement will take effect on the day after the end of this revocation period (the “Effective Date”). 6620 W. Broad St, Building 1, Attention: Megan Hoard, Richmond, VA 23230. It may be faxed to 804.922.8906 or e-mailed to Megan.Hoard@genworth.com.

3. Release of Claims. The Employee and his or her heirs, assigns, and agents, release, waive, and discharge the Company and Released Parties as defined below from each and every claim, action or right of any sort, known or unknown, arising on or before the Effective Date.

(a)

The foregoing release includes, but is not limited to, any claim of discrimination on the basis of race, sex, pregnancy, religion, marital status, sexual orientation, national origin, handicap or disability, age, veteran status, special disabled veteran status, or citizenship status or any other category protected by law; any other claim based on a statutory prohibition or requirement; any claim arising out of or related to an express or implied employment contract, any other contract affecting terms and conditions of employment, or a covenant of good faith and fair dealing; any tort claims, any personal gain with respect to any claim arising under the qui tam provisions of the False Claims Act, 31 U.S.C. 3730 and any claims to attorney fees or expenses.

(b)

The Employee represents that Employee understands the foregoing release, that rights and claims under the Age Discrimination in Employment Act of 1967, as amended, are among the rights and claims against the Company Employee is releasing, and that Employee understands that Employee is not releasing any rights or claims arising after the Effective Date.

(c)

The Employee further agrees never to sue the Company or cause the Company to be sued regarding any matter within the scope of the above release. If the Employee violates this release by suing the Company or causing the Company to be sued, the Employee agrees to pay all costs and expenses of defending against the suit incurred by the Company, including reasonable attorneys’ fees except to the extent that paying such costs and expenses is prohibited by law or would result in the invalidation of the foregoing release.

(d)

Released Parties are the Company, all current and former parents, subsidiaries, related companies, partnerships or joint ventures, and, with respect to each of them, their predecessors and successors; and, with respect to each such entity, all of its past, present, and future employees, officers, directors, stockholders, owners, representatives, assigns, attorneys, agents, insurers, employee benefit programs (and the trustees, administrators, fiduciaries and insurers of such programs), and any other person acting by, through, under or in concert with any of the persons or entities listed in this paragraph, and their successors.

(e)

Provided, however, that Employee shall not be prevented from bringing or making any claim, report, or disclosure to the Equal Employment Opportunity Commission, Securities and Exchange Commission, Occupational Safety and Health Administration or any other government agency to whom disclosures are protected by law, in each case to the extent the right to bring such claims, reports, or disclosures are protected by law; notwithstanding the foregoing, however, Employee agrees to waive the right to receive monetary recovery directly from Company, including Company payments that result from any complaints or charges that Employee files with any governmental agency, or that are filed on Employee’s behalf.

4. Breach by Employee. The Company’s obligations to the Employee after the Effective Date are contingent on the Employee’s obligations under this Agreement and the Separation Agreement. Any material breach of this Agreement by the Employee will result in the immediate cancellation of the Company’s obligations under this Agreement and of any benefits that have been granted to the Employee by the terms of this Agreement except to the extent that such cancellation is prohibited by law or would result in the invalidation of the foregoing release.

5. Entire Agreement. This Agreement and the Separation Agreement sets forth the entire agreement and understanding between the parties hereto and may be changed only with the written consent of both parties and only if both parties make express reference to this Agreement. The parties have not relied on any oral statements that are not included in this Agreement. Any modifications to this Agreement must be in writing and signed by Employee and an authorized employee or agent of the Company. This Agreement supersedes all prior agreements and understandings concerning the subject matter of this Agreement; provided, however, that except as provided herein, all other terms and conditions of the Separation Agreement shall remain in full force and effect and are hereby ratified and confirmed including, inter alia, the Confidentiality, Non-Disparagement, Non-Solicitation and any and all sections of the Separation Agreement which remain operative following the Termination Date pursuant to the terms of the Separation Agreement.

I acknowledge that I understand the above agreement includes the release of all claims. I understand that I am waiving unknown claims and I am doing so intentionally.

WARD BOBITZ		GENWORTH FINANCIAL, INC.

By:	/s/ Ward Bobitz	By:	/s/ Melissa Hagerman

Date: June 30, 2022		Date: July 6, 2022